ECCS, INC. LOGO


                                    Date:       April 11, 2000
                                    Contact:    Louis J. Altieri
                                                VP Finance & Administration.
                                                (732) 747-6995 Ext. 231
FOR IMMEDIATE RELEASE
---------------------

                    ECCS ANNOUNCES FIRST QUARTER 2001 RESULTS

                 SEQUENTIAL REVENUE INCREASE OF 115% AND PROFIT

ECCS, INC., TINTON FALLS, NEW JERSEY, APRIL 11, 2001-- ECCS Inc. (NASDAQ: ECCS) today reported preliminary results for the First Quarter ended March 31, 2001. Revenues for the First Quarter were $4.2 million, a decrease of $400 thousand or 9% as compared to $4.6 million in the First Quarter of 2000. For the First Quarter of 2001, ECCS reported a net income of $42 thousand as compared to a net loss of $1.2 million for the First Quarter of 2000.

The First Quarter of 2001 results compare favorably to the last Quarter of 2000 in which the Company had sales of $2.0 million with a loss of $7.7 million. First Quarter of 2001 results demonstrate an improvement of 115% in sequential revenue and resulted in a net profit as compared to a net loss in the Fourth Quarter of 2000.

In connection with the preferred stock placement, the Company recognized a beneficial conversion feature and accretion fee in the amount of $2.5 million as a one-time non-cash preferred stock dividend in the First Quarter of 2001. The amount represented the difference between the conversion price of $.25 per share on the date of issuance of the Series A Shares, March 9, 2001, and the $.4375 market price of common stock at that date.

Gregg M. Azcuy, President and Chief Executive Officer said, "We are pleased by the results, and recently we have announced several high profile orders from major corporations and the Federal Government which include data imaging applications that are expected to ship for revenue in the Second Quarter of 2001. These orders from our target markets demonstrate the data storage products and skill sets that we have available to architect and


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implement fault tolerant data storage  systems for a number of environments  and applications. Our storage solutions address most data storage needs, providing demonstrated solutions, as well as savings when compared to our larger competitors. We have a lot of work ahead of us as we continue to focus on further penetrating our target markets with our high performance and fault tolerant storage products, along with our significant data storage expertise."

ECCS received a Nasdaq Staff Determination on April 5, 2001, indicating that the Company failed to comply with Marketplace Rule 4450(a)(5), to maintain a minimum bid price of $1.00, a requirement for continued listing, and that its securities are, therefore, subject to delisting from the Nasdaq National Market. The Company will request a hearing with the Nasdaq Listing Qualifications Panel to review the staff determination. A hearing will stay the delisting of the Company's securities pending the Panel's decision. There can be no assurance the Panel will grant the Company 's request for continued listing.

A conference call for analysts has been scheduled for Thursday, April 12, 2001 at 10 a.m. The dial in number is 1-800-553-0273.

About ECCS, Inc.
----------------
ECCS, Inc., an innovative high-technology company serves e-commerce, major corporate, government, and other customers by supplying fault-tolerant systems and software that store, protect, and manage data in complex networks with greater ease and cost savings. ECCS data storage systems - including SynchronixTM2000, Synchronix 2500, Synchronix 3000, Synchronix SAN and the SynchronectionTM 2 systems, as well as the RavenTM systems are modular units that can be tailored and stacked to meet customer's specific and expanding data storage requirements. Visit our website at www.eccs.com.

ECCS competes against large corporations including EMC (NYSE:EMC), Network Appliance (NASDAQ:NTAP), Sun Microsystems (NASDAQ:SUNW) and Microsoft Windows NT and Windows 2000 storage systems. Trademarks mentioned herein may be trademarks and/or registered trademarks of their respective companies.

This release contains forward-looking statements under the Federal Securities Laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, changes in business conditions, changes in ECCS' sales strategy and product development plans, changes in the data storage or network marketplace, competition between ECCS and other companies that may be entering the data storage host/network attached markets, competitive pricing pressures, continued market acceptance of ECCS' open systems products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time-to-time in ECCS' filings at the U.S. Securities and Exchange Commission.